Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of January 2, 2023 (the “Effective Date”), by and between Lionel Marquis (the “Executive”) and The Singing Machine Company, Inc., a Delaware corporation (the “Company”), and sets forth the terms and conditions with respect to the Executive’s employment with the Company during the Term (as defined below).

WHEREAS, Executive currently serves as the Chief Financial Officer of the Company; and

WHEREAS, the Company and Executive previously entered into a change of control agreement, dated January 3, 2014 (the “CIC Agreement”); and

WHEREAS, the Company and Executive previously entered into an employment agreement, dated April 22, 2022 (the “Prior Employment Agreement” and together with the CIC Agreement, the “Prior Agreements”); and

WHEREAS, the parties wish to enter into this Agreement directly between the Executive and the Company in its entirety, on the terms and conditions contained in this Agreement, which will supersede the Prior Agreements (and which Prior Agreements will terminate simultaneously with the execution of this Agreement) and all prior agreements and understandings between the Executive and the Company, oral or written with respect to its subject matter. Executive will continue to serve as the Chief Financial Officer and option awards and vesting of options granted to Executive will not be affected by the termination of the Prior Agreements.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s term of employment under this Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the “Employment Term”) shall be for a term commencing on the Effective Date and, unless terminated earlier as provided in Section 5 hereof, ending on the close of business on December 31, 2023.

2. Services to Be Rendered.

2.1 Duties and Responsibilities. During the Employment Term, the Executive shall serve as the Chief Financial Officer of the Company, reporting to, and subject to the direction of, the Company’s Chief Executive Officer (the “CEO”). In the event of the CEO’s incapacity or unavailability, Executive shall be subject to the direction of the President or other person so designated by the Board of Directors of the Company (the “Board”). In this capacity the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the CEO shall designate that are consistent with the Executive’s position as Chief Financial Officer. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.

2.2 Exclusive Services. Executive shall at all times faithfully, industriously and to the best of his ability, experience and talent perform all of the duties that may be assigned to Executive hereunder. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time (excluding periods of vacation and other approved leaves of absence) to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Company. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Company, act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization involving no conflict of interest with the Company, and (b) purchase or beneficially own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3. Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located in Fort Lauderdale, Florida; provided that, the Executive may be required to travel on Company business during the Employment Term. Executive shall also render services at such other places within or outside the United States as the CEO may direct from time to time. The Executive may work remotely from Executive’s primary residence so long as doing so does not interfere with the Executive’s responsibilities under this Agreement; provided that, subject to any health or safety concerns related to the COVID-19 pandemic or other similar extraordinary circumstances, the Executive shall be required to spend on average three (3) days per week in the office.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual base salary of $210,000. The annual base salary shall be paid in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board and/or the Compensation Committee and may, but shall not be required to, be increased during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2 Annual Bonus. For each fiscal year of the Employment Term, the Executive shall be eligible to receive a targeted annual bonus of 50% of Executive’s Base Salary (the “Target Bonus”). The Board and/or the Compensation Committee will determine the terms of the annual bonus, including the performance objectives to be achieved. The annual bonus may be paid in cash, equity or a combination thereof, as determined by the Board and/or the Compensation Committee. Any earned annual bonus will be paid within the period necessary for compliance with Treasury Regulation Section 1.409A-1(b)(4). Except as otherwise provided in Section 5, the Executive must be employed by the Company on the date such annual bonus is to be paid, as determined by the Board and/or the Compensation Committee.

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4.3 Equity Awards. Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan. Except as modified by Section 5, any Stock Award agreements to which the Company and Executive are bound on the date hereof shall remain in effect in accordance with their respective terms. For purposes hereof, “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

4.4 Perquisites. During the Employment Term, the Company shall provide to the Executive all employee and executive perquisites which other senior executives of the Company are generally entitled to receive, in accordance with Company policy set by the Company from time to time. The Company shall have the right to amend or delete any such perquisites made available by the Company to its senior executives and not otherwise specifically provided for herein.

4.5 Benefit Plans. During the Employment Term, the Executive shall be entitled to participate in all employee and executive benefit plans of the Company, as in effect from time to time (collectively, “Employee Benefit Plans”) including, but not limited to, equity, pension, thrift, profit sharing, 401(k), medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives at a level commensurate with the Executive’s position subject to satisfying the applicable eligibility requirements. Such benefits, in the aggregate, shall be no less favorable than is provided to other similarly situated executives of the Company. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6 Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to the prescribed number of weeks of paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time, which vacation time shall be taken at such time or times so as not to materially and adversely interfere with the performance of his responsibilities under this Agreement. Executive shall be paid for any unused vacation time not to exceed one week’s Base Salary, the payment of which shall be paid to Executive within 15 days of the end of each calendar year during the Term. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

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4.7 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder subject to (i) such policies as the Company may from time to time establish, (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures, and (iii) Executive receiving advance approval from the CEO in the case of expenses (or a series of related expenses) in excess of $2,500.

4.8 Withholding. The Company shall be entitled to withhold from amounts payable or benefits accorded to Executive under this Agreement all federal, state and local income, employment and other taxes, as and in such amounts as may be required by applicable law.

4.9 Indemnification.

(a) The Company will enter into a standard form of officer and director indemnification agreement with the Executive, in the form of which is approved by the Board. The Company agrees that if the Employee is made a party or is threatened to be made a party, or is required to appear as a witness to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director or officer of the Company, the Employee shall be indemnified and held harmless by the Company (unless the Employee’s actions or omissions constitute gross negligence or willful misconduct) to the fullest extent authorized by law, as the same exists or may hereafter be amended, against all costs and expenses incurred or suffered by the Employee in connection therewith, and such indemnification shall continue as to the Employee even if the Employee has ceased to be an officer, director or agent, or is no longer employed by the Company and shall inure to the benefit of the Employee’s heirs, executors and administrators. The Employee agrees to fully cooperate with the Company should any Proceeding commence, and the Company shall reimburse the Employee for any reasonable expenses incurred in connection therewith, including but not limited to all attorneys’ fees or other professional fees the Executive may incur in connection with any such Proceeding, all such reimbursements to be paid to Executive within 30 days of Executive’s request for reimbursement.

(b) The Company will maintain third party directors and officers indemnification insurance for the Executive on the same terms and conditions as apply to the members of the Board and similarly situated executive officers.

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4.10 Clawback Provisions. To the extent he Target Bonus, and any and all stock based compensation (such as options and equity awards) earned during the Term of this Agreement was granted in whole or in part based on the attainment of financial reporting measures (collectively, the “Clawback Benefits”), then only such Target Bonus and stock based compensation based on the foregoing shall be subject to “Company Clawback Rights” as follows: During the Term and for a period of two (2) years thereafter, if there is a restatement of any financial results arising from non-compliance with any financial reporting requirements under securities laws from which any Clawback Benefits to Executive shall have been determined, Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information. All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Company and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Compensation Committee following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the Revised Clawback Benefits amount shall be determined by the Compensation Committee in good faith and in accordance with applicable law, rules and regulations. The Clawback Rights shall terminate following a Change in Control (as hereinafter defined) if such Change of Control occurs prior to the two year period set forth herein, subject to applicable law, rules and regulations. For purposes of this Section 4.10, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared (“Restatements”). The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd-Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd-Frank Act and such rules and regulation as hereafter may be adopted and in effect.

4.11 Change in Control Compensation. The Company acknowledges that Executive was entitled to receive cash compensation of $400,000 under the CIC Agreement as a result of the change in control of the Company that occurred in August 2022 (the “Prior CIC Compensation”), which Executive has agreed to waive in connection with the execution of this Agreement. Upon execution of this Agreement, Executive shall be entitled to receive a cash bonus payment of $400,000 (the “CIC Bonus”), which will be paid as follows:

(a) $200,000 on December 31, 2022;

(b) $100,000 on April 30, 2023; and

(c) $100,000 on December 31, 2023.

Notwithstanding anything to the contrary contained in this Agreement, the CIC Bonus shall be deemed fully earned and payable as of the Effective Date, and such CIC Bonus shall (i) not be subject to the Company Clawback Rights in Section 4.10 and (ii) be paid in accordance with this section even if the Executive’s employment with the Company is terminated for any reason.

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5. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of the Executive’s employment. On termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Termination For Cause, or Termination Without Good Reason.

(a) The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive Without Good Reason, the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive pursuant to Section 4.7, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy;

(iii) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein; and

(iv) the vesting and/or exercisability of any outstanding unvested portions of the Earned Equity Awards shall be automatically accelerated so as to be immediately vested and exercisable (with any performance-based awards vesting at maximum performance) as of the Termination Date, or such later date of settlement as may be required by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and all Earned Equity Awards (whether vested or unvested as of the Termination Date) shall remain exercisable through the contractual term of such Earned Equity Awards.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful failure or refusal to perform or neglect of Executive’s duties as required by this Agreement (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s gross negligence, willful failure to comply with any valid and legal directive of the CEO or material violation of any duty of loyalty to the Company or affiliate (other than any such failure resulting from incapacity due to physical or mental illness);

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(iii) the commission of an act of fraud, embezzlement, misappropriation or dishonesty by Executive, or the commission of some other illegal act by Executive (other than traffic violations or other offenses or violations outside of the course of Executive’s employment), whether or not related to the Executive’s employment with the Company, that has a demonstrable material adverse impact on the Company or its affiliates;

(iv) the Executive’s conviction of, or plea of “guilty” or
“no contest” to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company, or results in material/reputational or financial harm to the Company or its affiliates;

(v) the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct:

(vi) any unauthorized use or disclosure by Executive of Confidential Information (as defined below) or trade secrets of the Company or any successor or affiliate that has, or may reasonably be expected to have, a material adverse impact on any such entity; or

(vii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company.

For purposes of this provision, no act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done by the Executive in bad faith. Any act, however, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(c) For purposes of this Agreement, the Executive may not be subject to any of the following events without Executive’s written consent. For the purposes of this Agreement, it shall be deemed a “Good Reason” for the Executive to terminate employment in the event that the Company subjects the Executive to any of the following occurrences:

(i) a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

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(ii) a relocation of the Executive’s principal place of employment by more than fifty (50) miles;

(iii) any material breach by the Company of any material provision of this Agreement or any material provision of any other material agreement between the Executive and the Company;

(iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(v) a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company, and capitalization as of the date of this Agreement;

(vi) a material adverse change in the reporting structure applicable to the Executive; or

(vii) the occurrence of a Change in Control.

The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate employment for Good Reason within one hundred twenty (120) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

5.2 Termination Without Cause, or Termination for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and the Executive’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within twenty-one (21) days following the Termination Date (such twenty-one (21) day period, the “Release Execution Period”), the Executive shall be entitled to receive the following:

(a) a lump sum payment equal to the sum of the Executive’s Base Salary from the Termination Date through the last day of the Employment Term and (ii) the Target Bonus for the year in which the Termination Date occurs, of which fifty percent (50%) shall be paid within fifteen days following the execution of the Release and any period during which such Release may be revoked and the remaining fifty percent (50%) within six (6) months following the Termination Date;

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(b) If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s termination under this provision (calculated by reference to the premium as of the date of termination) OR the difference between the monthly COBRA premium paid by the Executive for the Executive and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s termination under this provision (calculated by reference to the premium as of the date of termination) and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the fifth day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(b) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(b) in a manner as is necessary to comply with the ACA.

(c) the vesting and/or exercisability of any outstanding unvested portions of such equity awards (other than the Earned Equity Awards) shall be automatically accelerated so as to be immediately vested and exercisable (with any performance-based awards vesting at maximum performance) as of the Termination Date, or such later date of settlement as may be required by Section 409A and shall remain exercisable through two years from the Termination Date (subject to earlier termination (A) in connection with a recapitalization or similar transaction pursuant to the Company’s equity incentive plans governing such equity awards or (B) the contractual term of any equity award).

(d) the vesting and/or exercisability of any outstanding unvested portions of the Earned Equity Awards shall be automatically accelerated so as to be immediately vested and exercisable (with any performance-based awards vesting at maximum performance) as of the Termination Date, or such later date of settlement as may be required by Section 409A and all Earned Equity Awards (whether vested or unvested as of the Termination Date) shall remain exercisable through the contractual term of such Earned Equity Awards.

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5.3 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically on the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and the Executive’s (or the Executive’s estate and/or beneficiaries, as the case may be) execution of a Release and such Release becoming effective within the Release Execution Period, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) a lump sum payment equal to fifty percent (50%) of the annual bonus, if any, that the Executive would have earned for the fiscal year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2½) months following the end of the fiscal year in which the Termination Date occurs; and

(ii) all vested stock awards (other than the Earned Equity Awards) shall remain exercisable through two years from the Termination Date (subject to earlier termination (A) in connection with a recapitalization or similar transaction pursuant to the Company’s equity incentive plans governing such equity awards or (B) the contractual term of any equity award).

(iii) the vesting and/or exercisability of any outstanding unvested portions of the Earned Equity Awards shall be automatically accelerated so as to be immediately vested and exercisable (with any performance-based awards vesting at maximum performance) as of the Termination Date, or such later date of settlement as may be required by Section 409A and all Earned Equity Awards (whether vested or unvested as of the Termination Date) shall remain exercisable through the contractual term of such Earned Equity Awards.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean a condition that entitles the Executive to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred twenty (120) days out of any three hundred sixty-five (365) day period or ninety (90) consecutive days. The existence of Executive’s Disability shall be determined by the Company on the advice of a physician chosen by the Company and reasonably acceptable to the Executive, and the Company reserves the right to have the Executive examined by such physician at the Company’s expense.

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5.4 Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding common stock of the Company, whether by merger, consolidation, sale or other transfer of shares of common stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation); (ii) a sale of all or substantially all of the assets of the Company; (iii) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or (iv) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by (1) a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved or (2) BitNile Holdings, Inc. or any of its affiliates (“BitNile”), so long as BitNile beneficially owns at least 40% of the Company’s common stock, cease for any reason to constitute at least a majority of the Board; provided, however, that the following shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of common stock or securities convertible, exercisable or exchangeable into common stock directly from the Company or from any affiliate of the Company; (B) any acquisition of common stock or securities convertible, exercisable or exchangeable into common stock by any employee benefit plan (or related trust) sponsored by or maintained by the company; or (C) any acquisitions of common stock or securities convertible, exercisable or exchangeable into common stock directly from the Company by, or a merger, consolidation, sale of assets or reorganization with, BitNile Holdings, Inc., or any of its affiliates.

5.5 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 27. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) The applicable Termination Date.

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5.6 Termination Date. The Executive’s “Termination Date” shall be:

(a) If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b) If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c) If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d) If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to thirty (30) days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive’s Termination Date and for all purposes of this Agreement, the Executive’s Termination Date shall be the date on which such Notice of Termination is delivered;

(e) If the Executive terminates the Executive’s employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the thirty (30) day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company; and

(f) The last day of the Employment Term.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5.7 Resignation of All Other Positions. On termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date, and shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate equal to $300.00 per hour.

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7. Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

(a) Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

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(b) Company Creation and Use of Confidential Information. The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings relating to the karaoke business including the development, production, marketing, and distribution of consumer karaoke audio equipment, accessories, music, musical instruments, and licensed youth electronic products. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the CEO in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the CEO (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

(d) Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the CEO.

(e) Permitted Communications. Nothing herein prohibits or restricts the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.

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(f) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii) If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(A) files any document containing trade secrets under seal; and

(B) does not disclose trade secrets, except pursuant to court order.

The Executive understands and acknowledges that the Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after the Executive begins employment by the Company) and shall continue during and after the Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

8. Restrictive Covenants.

8.1 Acknowledgement. The Executive acknowledges and agrees that, as a result of the nature of the Company’s business and the nature of the Executive’s position with the Company, the Executive has been or will come into contact with, and will have access to, Confidential Information belonging to the Company. The Executive acknowledges that the aforementioned Confidential Information is unique and not generally known to the public with respect to the Company and has been developed, acquired, and compiled by the Company at its great effort and expense.

The Executive further acknowledges and agrees that any disclosure or use of the Company’s Confidential Information by the Executive, other than in connection with the Company’s business or as specifically authorized by the Company, will be or may become highly detrimental to the business of the Company, and serious loss of business and damage to the Company will or may result.

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Accordingly, the Executive agrees to hold all Confidential Information in the strictest confidence and agrees to safeguard and not use, disclose, divulge or reveal the Company’s Confidential Information to any person, either during the Executive’s employment or at any time after the termination of the Executive’s employment with the Company, without specific prior written authorization from the CEO.

8.2 Non-Competition. The Executive hereby covenants and agrees that during the Employment Term and for a period of one (1) year following the end of the Employment Term (the “Restricted Period”), the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venture, security holder, trustee, partner, executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 8.2, (i) “Competing Business” means any (A) consumer karaoke audio equipment consumer products, (B) any other products sold, or services provided by, the Company during the 12 months prior to the Termination Date, or (C) any products or services that were being pursued by the Company during the 12 months prior to the Termination Date and (ii) “Covered Area” means all geographical areas of the United States. Notwithstanding the foregoing, Executive may provide services for a company engaged in a Competing Business so long as (i) he is not providing services for that portion of the business that is engaged in the Competitive Business, (ii) the Competitive Business does not represent 25% or more of the revenues of the business and (iii) the company has annual revenues in excess of $1 billion. Passive ownership of less than 5% of a public company shall not be a violation of this Section 8.2.

8.3 Non-Solicitation of Employees and Consultants. The Executive agrees and covenants not to directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment (or consulting arrangement) of any employee or consultant of the Company or any of its affiliates, or attempt to do so, during the Restricted Period.

8.4 Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decision makers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales or services.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants, during the Restricted Period, not to use the Company’s Confidential Information, in for purposes of offering or goods or services similar to or competitive with those offered by the Company.

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This restriction shall only apply to:

(a) Customers, or prospective customers the Executive contacted in any way, during the twelve (12) months prior to the Termination Date;

(b) Customers about whom the Executive has trade secret or confidential information; or

(c) Customers about whom the Executive has information that is not available publicly.

8.5 Exclusions. This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

9. Remedies. In the event of a breach or threatened breach by the Executive of Section 7 or Section 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

10. Proprietary Rights.

10.1 Work Product. At all times while Executive is employed by the Company, the Executive is free to use Work Product and Intellectual Property which is not gained as result of a breach of this Agreement. “Work Product” and “Intellectual Property” that is developed by Executive through Executive’s own skill, knowledge, know-how and experience without the assistance or use of Company assets, that does not relate to the Executive’s work for the Company may, however, be owned and used by the Executive to whatever extent and in whichever way Executive chooses. Except as set forth in this paragraph “Work Product” and “Intellectual Property” shall belong to the Company. The term “Work Product” shall mean all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Employment Term that relate to the business or contemplated business, products, activities, research, or development of the Company. “Work Product” does not include any of the foregoing that are (a) trade secrets, inventions, products, ideas, processes, formulas, know-how, improvements, discoveries, developments, designs and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, distributors and customers; and (c) information regarding the skills and compensation of other employees of the Company. The term Intellectual Property Rights shall mean any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world.

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10.2 Work Made for Hire. Except as otherwise excluded by this paragraph, the Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

10.3 Further Assurances; Power of Attorney. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

10.4 No License. The Executive understands that this Agreement does not, and shall not be construed to grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company.

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11. Security.

11.1 Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time, including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

11.2 Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with the Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

12. Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the Employment Term, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Employment Term, arising directly or indirectly from the Company and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

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13. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Florida without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Broward, County. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter, including the Prior Agreements. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

15. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and the CEO. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

16. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

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If any court determines that any of the restrictive covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the restrictive covenants on the grounds of the breadth of their geographic scope or the length of their term.

17. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

18. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19. Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

20. Section 409A.

20.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

20.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

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20.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

20.4 Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

21. Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

22. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

23. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company	The Singing Machine Company, Inc.
6301 NW 5th Way, STE 2900
Fort Lauderdale, FL 33309
Phone: 954-596-1000
Email: garyatkinson@singingmachine.com

If to the Executive	Lionel Marquis

Email: lionelmarquis@singingmachine.com

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24. Representations of the Executive. The Executive represents and warrants to the Company that:

(a) The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b) The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

25. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

27. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE SINGING MACHINE COMPANY, INC.

By
		Name:	Gary Atkinson
		Title:	Chief Executive Officer

EXECUTIVE

Signature:
Print Name:	Lionel Marquis

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